EXHIBIT 3.1



                    CERTIFICATE OF DESIGNATION OF PREFERENCES

                    AND RELATIVE, PARTICIPATING, OPTIONAL AND

                             OTHER SPECIAL RIGHTS OF

                       PREFERRED STOCK AND QUALIFICATIONS,

                      LIMITATIONS AND RESTRICTIONS THEREOF

                                       OF

               6% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       OF

                               GLOBIX CORPORATION

                  ---------------------------------------------


                         PURSUANT TO SECTION 151 OF THE

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                 ----------------------------------------------

         Globix Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that (i) pursuant to authority conferred upon the board of directors (the "Board of Directors") by its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors is authorized to issue Preferred Stock of the Company in one or more series; and (ii) the resolutions set forth below (the "Resolutions") were duly adopted by the Board of Directors, by a vote at a meeting duly called and duly held on September 28, 2004;

         "WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Company, to provide by resolution or resolutions for the issuance of shares of its preferred stock, par value $0.01 per share (the "Preferred Stock"), and by filing a certificate of designation in the manner prescribed under the laws of the State of Delaware, to fix and amend the voting powers, full or limited, or no voting powers, and the designation, preferences and relative, participating, optional and other special rights, if any, and qualification, limitations and restrictions thereof;

         WHEREAS, the Board of Directors of the Company desires to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series; and

         WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings specified in Section 14 hereof;

         NOW, THEREFORE, BE IT RESOLVED that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issuance of 6% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, with a liquidation preference of $3.60 per share, consisting of 4,500,000 shares having the designation, preferences, relative, participating, optional and other special rights and the qualification, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

         1. DESIGNATION. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the "6% Series A Cumulative Convertible Preferred Stock" (the "Convertible Preferred Stock"). The authorized number of shares constituting the Convertible Preferred Stock shall be 4,500,000. The liquidation preference of the Convertible Preferred Stock shall be $3.60 per share (the "Liquidation Preference"). The date the Convertible Preferred Stock is first issued is referred to as the "Issue Date."

         2. RANK. The Convertible Preferred Stock will, with respect to dividend rights and rights upon the liquidation, dissolution or winding up of the Company, rank (i) junior to each class of Capital Stock or series of Preferred Stock, established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend rights and upon liquidation, dissolution or winding up of the Company ("Senior Capital Stock"); (ii) pari passu with each class of Capital Stock or series of Preferred Stock, established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend rights and upon the liquidation, dissolution or winding up of the Company ("Parity Capital Stock") and (iii) senior to all series of common stock, par value $0.01 per share, of the Company (the "Common Stock") and to any Capital Stock or series of Preferred Stock, established hereafter by the Board of Directors, that expressly provides that it will rank junior to the Convertible Preferred Stock as to dividend rights and upon the liquidation, dissolution or winding up of the Company ("Junior Capital Stock").

         3. DIVIDENDS.

                  (a) The Holder of shares of the Convertible Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the Issue Date of the Convertible Preferred Stock accruing at the rate of $0.216 per share of Convertible Preferred Stock per annum, or $0.108 per share of Convertible Preferred Stock semi-annually, payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2004 or, if any such date is not a Business Day, on the next succeeding business day (each, a "Dividend Payment Date"), to the Holders of record on the 10th day prior to the relevant Dividend Payment Date (each, a "Record Date"). Accrued but unpaid dividends, if any, may be paid on such dates as determined by the Board of Directors.

                  (b) Dividends payable on the Convertible Preferred Stock will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis. Dividends on the Convertible Preferred Stock will accrue from the Issue Date.

                  (c) Any dividend on the Convertible Preferred Stock shall be, at the option of the Company, payable (i) in cash, or (ii) through the issuance of a number of additional shares (including fractional shares) of Convertible Preferred Stock (the "Additional Shares") equal to the dividend amount divided by the Liquidation Preference of such Additional Shares.

                  (d) The Convertible Preferred Stock will not be redeemable unless all dividends accrued through such redemption date shall have been paid in full. Notwithstanding anything to the contrary herein contained, the Company shall not be required to declare or pay a dividend if another person (including, without limitation, any of its subsidiaries) pays an amount to the Holders equal to the amount of such dividend on behalf of the Company and, in such event, the dividend will be deemed paid for all purposes.

                  (e) Dividends on the Convertible Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the semi-annual period to which they relate. Accumulated unpaid dividends will accrue and cumulate dividends at a rate of 6% per annum. The Company will take all reasonable actions required or permitted under Delaware law to permit the payment of dividends on the Convertible Preferred Stock.

                  (f) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all outstanding shares of Convertible Preferred Stock. Unless full cumulative dividends on all outstanding shares of Convertible Preferred Stock due for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than, in the case of Junior Capital Stock, a dividend payable solely in shares of Junior Capital Stock or options, warrants or rights to purchase Junior Capital Stock, or in the case of Parity Capital Stock, a dividend payable solely in shares of Junior Capital Stock or Parity Capital Stock or options, warrants or rights to purchase Junior Capital Stock or Parity Capital Stock) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Parity Capital Stock or Junior Capital Stock; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Parity Capital Stock or Junior Capital Stock; (iii) no shares of Parity Capital Stock or Junior Capital Stock or any warrants, rights, calls or options exercisable for or convertible into any Parity Capital Stock or Junior Capital Stock shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Parity Capital Stock or Junior Capital Stock or a purchase, redemption or other acquisition from the proceeds of a substantially concurrent sale of Parity Capital Stock or Junior Capital Stock, and repurchases of Capital Stock held by an employee in connection with the termination of such employee's termination) by the Company or any of its subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of a Parity Capital Stock or Junior Capital Stock or any warrants, rights, calls or options exercisable for or convertible into any Parity Capital Stock or Junior Capital Stock by the Company or any of its subsidiaries. Holders of the Convertible Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

                  (g) Dividends on account of arrears and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

         4. LIQUIDATION RIGHTS. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company after payment in full of the outstanding debt obligations of the Company and the liquidation preference (and any accrued and unpaid dividends) on Senior Capital Stock, if any, each Holder of shares of the Convertible Preferred Stock shall be entitled to payment out of the assets of the Company available for distribution of the Liquidation Preference per share of the Convertible Preferred Stock held by such Holder, plus an amount equal to the accrued and unpaid dividends on the Convertible Preferred Stock to the date fixed for liquidation, dissolution or winding up, before any distribution is made on any Junior Capital Stock, including, without limitation, any series of Common Stock of the Company. After payment in full of the Liquidation Preference and an amount equal to the accrued and unpaid dividends to which Holders of Convertible Preferred Steak are entitled, such Holders will not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company, unless such sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with a liquidation, dissolution or winding up of the Company.

         5. REDEMPTION.

                  (a) OPTIONAL REDEMPTION. The Convertible Preferred Stock may be redeemed, in whole or in part, at the option of the Company after 2005 at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with an amount equal to accrued and unpaid dividends on the Convertible Preferred Stock and Additional Shares (if any), to the date of redemption, upon not less than 15 nor more than 60 days' prior written notice, during the 12-month period commencing on December 16 of each of the years set forth below:

                  Period                                    Redemption Price

                  2005 and 2006                                   106%
                  2007                                            103%
                  2008 and thereafter                             100.000%

                  (b) GENERAL. On and after any date fixed for redemption (the "Redemption Date"), provided that the Company has made available at the office of the Transfer Agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the Convertible Preferred Stock called for redemption (except that, in the case of a Redemption Date after a dividend payment Record Date and prior to the related Dividend Payment Date, holders of Convertible Preferred Stock on the dividend payment Record Date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Convertible Preferred Stock shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Redemption Date.

                  (c) PARTIAL REDEMPTION. In the event of a redemption of only a portion of the then outstanding shares of Convertible Preferred Stock, the Company shall effect such redemption on a pro rata basis, except that the Company may redeem all of the shares held by Holders of fewer than 100 shares (or all of the shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Company.

                  (d) MECHANICS. With respect to a redemption pursuant hereto, the Company will send a written notice of redemption by first class mail to each holder of record of shares of Convertible Preferred Stock, not fewer than 15 days nor more than 60 days prior to the Redemption Date at its registered address (the "Redemption Notice"); provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Convertible Preferred Stock to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

                           (i)      the redemption price;

                           (ii) whether all or less than all the outstanding shares of the Convertible Preferred Stock are to be redeemed and the total number of shares of the Convertible Preferred Stock being redeemed;

                           (iii)    the Redemption Date;

                           (iv) that the holder is to surrender to the Company, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed; and

                           (v)      that dividends on the shares of the
                                    Convertible Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Company defaults in the payment of the redemption price.

Each holder of Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Convertible Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         6. VOTING RIGHTS/CONSENT.

                  (a) GENERAL. Except as otherwise required under the Delaware General Corporation Law, the holder of each share of Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Common Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Amended and Restated Bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any question or matter upon which holders of Common Stock have to right to vote.

                  (b) ISSUANCE OF ADDITIONAL STOCK. For so long as there are at least 200,000 shares of Convertible Preferred Stock outstanding, the Company may not authorize, create (by way of reclassification or otherwise) or issue any Senior Capital Stock or Parity Capital Stock (including additional shares of Convertible Preferred Stock (other than the issuance of shares of Convertible Preferred Stock in payment of dividends on the Convertible Preferred Stock as provided in Section 3(c) hereof)), or any obligation or security convertible or exchangeable into, or evidencing a right to purchase, shares of any class or series of Senior Capital Stock or Parity Capital Stock (including additional shares of Convertible Preferred Stock), without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock.

         7. CHANGE OF CONTROL.

                  (a) GENERAL. In the event of a Change of Control, each Holder shall have the right to require the Company to purchase all or a portion of such Holder's Convertible Preferred Stock (the "Change of Control Offer") as of the date that is no earlier than 30 days and no more than 60 days after the Change of Control Notice Date (the "Change of Control Purchase Date") for a purchase price equal to 101% of the Liquidation Preference together with accrued and unpaid dividends to but not including the Change of Control Purchase Date (the "Change of Control Purchase Price"). No funds shall be paid by the Company pursuant to a Change of Control Offer prior to the Company's repurchase of any securities ranking senior to the Convertible Preferred Stock and requiring repurchase pursuant to the change of control provisions governing such senior securities, including, without limitation, the repurchase of the Company's 11% Senior Secured Notes due 2008 issued pursuant to that certain Indenture, dated as of April 23, 2002, between the Company, certain subsidiaries of the Company and HSBC Bank USA, as Trustee (the "Indenture").

                  (b) COMPANY NOTICE. Within 30 days after the occurrence of a Change of Control, the Company shall mail to all Holders of record of the Convertible Preferred Stock a written notice of the Change of Control, the date of such notice being the "Change of Control Notice Date." The notice shall include the form of Change of Control Purchase Notice (as defined in subsection (c) below) to be completed by the Holder and shall state:

                           (i) the date of such Change of Control and, briefly, the events causing such Change of Control;

                           (ii) the date by which the Change of Control Purchase Notice pursuant to this Section 7 must be given;

                           (iii)    the Change of Control Purchase Date;

                           (iv)     the Change of Control Purchase Price;

                           (v) briefly, the conversion rights of the Convertible Preferred Stock;

                           (vi) the name and address of the Paying Agent and the Transfer Agent;

                           (vii)    the then current Conversion Rate;

                           (viii) that Convertible Preferred Stock as to which a Change of Control Purchase Notice has been given may be converted into Common Stock only to the extent that the Change of Control Purchase Notice has been withdrawn in accordance with the terms of this Certificate of Designation;

                           (ix) the procedures that the Holder must follow to exercise rights under this Section 7;

                           (x) the procedures for withdrawing a Change of Control Purchase Notice, including a form of notice of withdrawal; and

                           (xi)     that the Holder must satisfy the
                                    requirements set forth in the Convertible
                                    Preferred Stock in order to convert the
                                    Convertible Preferred Stock.

                  (c) EXERCISE. A Holder may exercise its rights specified in subsection (a) of this Section 7 upon delivery of a written notice of the exercise of such rights (a "Change of Control Purchase Notice") to the Paying Agent at any time prior to the close of business on the THIRD Business Day next preceding the Change of Control Purchase Date, stating:

                           (i)      the name of the Holder;

                           (ii) the certificate numbers of the Convertible Preferred Stock that the Holder will deliver to be purchased;

                           (iii)    the number of shares of Convertible
                                    Preferred Stock that the Holder will deliver to be purchased; and

                           (iv) that such Convertible Preferred Stock shall be purchased pursuant to the terms and conditions specified in this Certificate of Designations.

The delivery of such Convertible Preferred Stock to the Paying Agent (together with all necessary endorsements) at the office of the Paying Agent shall be a condition to the receipt by the Holder of the Change of Control Purchase Price therefor; provided, however, that such Change of Control Purchase Price shall be so paid pursuant to this Section 7 only if the Convertible Preferred Stock so delivered to the Paying Agent shall conform in all respects to the description thereof set forth in the related Change of Control Purchase Notice.

                  (d) PAYMENT. Upon receipt by the Paying Agent of the Change of Control Purchase Notice specified in subsection (c) of this Section 7, the Paying Agent shall promptly so notify the Company, and the Holder of the Convertible Preferred Stock in respect of which such Change of Control Purchase Notice was given shall (unless such Change of Control Purchase Notice is withdrawn as specified below) thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such Convertible Preferred Stock. Such Change of Control Purchase Price shall be paid to such Holder promptly following the later of (i) the Change of Control Purchase Date with respect to such Convertible Preferred Stock (provided the conditions in subsection (c) of this Section 7 have been satisfied) and (ii) the time of delivery of such Convertible Preferred Stock to the Paying Agent by the Holder thereof in the manner required by subsection (c) of this Section 7. Convertible Preferred Stock in respect of which a Change of Control Purchase Notice has been given by the Holder thereof may not be converted into shares of Common Stock on or after the date of the delivery of such Change of Control Purchase Notice unless such Change of Control Purchase Notice has first been validly withdrawn.

                  (e) WITHDRAWAL. A Change of Control Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered by the Holder to the office of the Paying Agent at any time prior to the close of business on the Business Day immediately preceding the Change of Control Purchase Date, specifying:

                           (i)      the name of the Holder;

                           (ii) the certificate numbers of the Convertible Preferred Stock in respect of which such notice of withdrawal is being submitted;

                           (iii)    the number of shares of Convertible
                                    Preferred Stock with respect to which such notice of withdrawal is being submitted; and

                           (iv) the number of shares, if any, of each Convertible Preferred stock that remains subject to the original Change of Control Purchase Notice and that has been or will be delivered for purchase by the Company.

                  (f) COMPANY DEPOSIT WITH PAYING AGENT. At or before 11:00 a.m., New York City time, on the second Business Day immediately following a Change of Control Purchase Date, the Company shall deposit with the Paying Agent an amount of money sufficient to pay the aggregate Change of Control Purchase Price of all of the shares of Convertible Preferred Stock that are to be purchased as of such Change of Control Purchase Date plus accrued and unpaid dividends thereon up to but not including the Change of Control Purchase Date. The manner in which the deposit required by this subsection (f) is made by the Company shall be at the option of the Company, provided that such deposit shall be made in a manner such that the Paying Agent shall have immediately available funds on the second Business Day immediately following the Change of Control Purchase Date.

                  (g) FAILURE TO EXERCISE. If a Holder does not exercise the right to require the Company to purchase such Holder's Convertible Preferred Stock, each share of such Convertible Preferred Stock shall thereafter be convertible into the right to receive the consideration receivable as a result of the Change of Control by a holder of the number of shares of Common Stock into which such Convertible Preferred Stock was convertible immediately prior to the Change of Control.

                  (h) DEFINITION OF CHANGE OF CONTROL. A Change of Control shall be deemed to have occurred if any of the following occurs: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that such person has or has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company; (b) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors then in office; (c) the Company consolidates with or merges with or into any person or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with the Company, in any such event, pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, except (i) to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company or (ii) where no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) owns, other than Permitted Holders, immediately after such transaction, directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution. The good faith determination by the Board, based upon advice of outside counsel, of the beneficial ownership of securities of the Company within the meaning of Rules 13d-3 or 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling precedent or contrary written interpretation published by the Commission. No inference shall be created that officers or employees of the Company are acting as a "person" or "group" (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act) with the power to designate a majority of the members of the Board solely because such officers or employees constitute a majority of the members of the Board.

                  (i) The provisions of this Section 7 may be amended, modified or waived only with the consent of holders of not less than sixty-six and two-thirds percent (66-2/3%) of the shares of Convertible Preferred Stock then outstanding.

         8. CONVERSION RATES.

                  (a) Each share of Convertible Preferred Stock will be convertible at the option of the Holder, at any time, unless previously redeemed or repurchased, into the number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion rounded up to the nearest 1/100th of a share) obtained by dividing the Liquidation Preference by the Conversion Price (as defined below) (the "Conversion Rate"). The Conversion Price shall initially be $3.60 per share of the Convertible Preferred Stock (subject to the adjustments described below, the "Conversion Price"). The right to convert a share of the Convertible Preferred Stock called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date for such Convertible Preferred Stock or in accordance with the terms of Section 7 hereof, with respect to a repurchase in connection with a Change of Control.

                  (b) The right of conversion attaching to any share of Convertible Preferred Stock may be exercised by the Holder thereof by delivering the share to be converted to the office of the Transfer Agent, or any agency or office of the Company maintained for that purpose, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Transfer Agent of the Company. The conversion date will be the date on which the shares and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Transfer Agent a certificate or certificates for the number of full shares of Common Stock, issuable upon conversion, with any fractional shares rounded up to full shares or, at the Company's option, payment in cash in lieu of any fraction of a share, based on the Closing Price of the Common Stock on the Trading Day preceding the conversion date. Such certificate or certificates will be delivered by the Transfer Agent to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the additional shares to the Holders at their respective addresses set forth in the register of Holders maintained by the Transfer Agent. All shares of Common Stock issuable upon conversion of the Convertible Preferred Stock will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock outstanding from time to time. Any shares of Convertible Preferred Stock surrendered for conversion during the period from the close of business on any Record Date to the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment of an amount equal to the dividends payable on such Dividend Payment Date on the shares of Convertible Preferred Stock being surrendered for conversion. No other payment or adjustment for dividends, or for any dividends in respect of shares of Common Stock, will be made upon conversion. Except as otherwise provided herein, dividends accrued shall not be paid on Convertible Preferred Stock converted. If any Holder surrenders shares of Convertible Preferred Stock for conversion between a Record Date and the related Dividend Payment Date, then notwithstanding such conversion, the dividend payable on such Dividend Payment Date will be paid to the Holder on such Record Date. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date.

                  (c) Each share of Convertible Preferred Stock shall be automatically converted into shares of Common Stock at the Conversion Rate then in effect (i) upon the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of such Convertible Preferred Stock, or (ii) on the day immediately following the date on which the Closing Price of the Common Stock has equaled or exceeded $10.80 (as adjusted for stock splits, combinations or similar capital changes) for a period of 45 consecutive Trading Days. Upon the occurrence of either of the foregoing events, the outstanding shares of Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Convertible Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

                  (d) The Conversion Rate shall be adjusted from time to time by the Company as follows:

                           (i) In case the Company shall (A) pay a dividend in shares of Common Stock to all holders of Common Stock, (B) make a distribution in shares of Common Stock to all holders of Common Stock, (C) subdivide its outstanding Common Stock into a greater number of shares or (D) combine its outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the Holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock which it would have owned had such share of Convertible Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date in the case of a dividend in shares or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.

                           (ii) In case the Company shall issue rights or warrants to all or substantially all holders of any series of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the current Market Price per share of Common Stock at the record date for the determination of shareholders entitled to receive such rights or warrants, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such record date by a fraction, of which the denominator shall be the number of shares of Common Stock outstanding on such record date, plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current Market Price, and of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after such record date. If at the end of the period during which such rights or warrants are exercisable not all rights or warrants shall have been exercised, the adjusted Conversion Rate shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued).

                           (iii) In case the Company shall distribute to all or substantially all holders of its Common Stock any shares of Capital Stock of the Company (other than Common Stock), evidence of indebtedness or other non-cash assets (including securities of any company other than the Company) or shall distribute to all or substantially all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in subsection (ii) above), then in each such case the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the date of such distribution by a fraction, of which the denominator shall be the current Market Price per share of the Common Stock on the record date mentioned below less the fair market value on such record date (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the Capital Stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date), and of which the numerator shall be the current Market Price per share of the Common Stock on such record date. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution. Notwithstanding the foregoing, in the event that the Company shall distribute rights or warrants (other than those referred to in subsection (ii) above) ("Rights") pro rata to holders of

                                    Common Stock, the Company may, in lieu of making any adjustment pursuant to this
                                    Section 8, make proper provision so that each Holder of a share of Convertible Preferred Stock who converts such shares of Convertible Preferred Stock (or any portion thereof) after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights, and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock into which the number of shares of Convertible Preferred Stock so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

                           (iv) In case the Company shall, by dividend or otherwise, at any time distribute (a "Triggering Distribution") to all or substantially all holders of its Common Stock cash in an aggregate amount that, together with the aggregate amount of all cash distributions to all or substantially all holders of its Common Stock made within the 12 months preceding the date of payment of the Triggering Distribution and in respect of which no Conversion Rate adjustment pursuant to this Section 8 has been made, exceeds 10.0% of the product of the current Market Price per share of Common Stock on the Business Day immediately preceding the day on which such Triggering Distribution is declared by the Company (the "Determination Date") multiplied by the number of shares of Common Stock outstanding on such date (excluding shares held in the treasury of the Company), the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying such Conversion Rate in effect immediately prior to the Determination Date by a fraction, of which the denominator shall be the current Market Price per share of the Common Stock on the Determination Date less the amount of cash (plus the fair market value of such other consideration) so distributed within such 12 months (including, without limitation, the Triggering Distribution) applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the Determination Date) and the numerator shall be such current Market Price per share of the Common Stock on the Determination Date, such increase to become effective immediately prior to the opening of business on the day following the date on which the Triggering Distribution is paid.

                           (v) In case any transaction or event (including, without limitation, any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets (each, a "Fundamental Change"), the holder of each share of Convertible Preferred Stock outstanding immediately prior to the occurrence of such Fundamental Change shall have the right upon any subsequent conversion to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that such holder would have received if such share had been converted immediately prior thereto.

                           (vi) In any case in which this Section 8 shall require that an adjustment be made following a record date or a Determination Date, as the case may be, established for purposes of this Section 8, the Company may elect to defer (but only until five Business Days following the filing by the Company with the Transfer Agent of the certificate described in subsection (i) of this Section 8) issuing to the Holder of any Convertible Preferred Stock converted after such record date or Determination Date the shares of Common Stock and other Capital Stock of the Company issuable upon such conversion over and above the shares of Common Stock and other Capital Stock of the Company issuable upon such conversion only on the basis of the Conversion Rate prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Company of the right to receive such shares. If any distribution in respect of which an adjustment to the Conversion Rate is required to be made as of the record date, effective date or Determination Date therefor is not thereafter made or paid by the Company for any reason, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect if such record date had not been fixed or such effective date or Determination Date had not occurred.

                           (vii) No adjustment in the Convention Price or the corresponding Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph shall be made by the Company and shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of the Common Stock.

                           (viii) No adjustment need be made for a transaction referred to in this Section 8 if all holders of all of the Company's securities are entitled to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. The Company shall give notice to the Transfer Agent of any such determination.

                           (ix) No adjustment need to be made for rights to purchase Common Stock or issuances of Common Stock pursuant to a Company plan for reinvestment of dividends of interest. No adjustment need be made for a change to the par value or a change to no par value of the Common Stock. To the extent that the Convertible Preferred Stock becomes convertible into the right to receive cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

                           (x) To the extent that any occurrence specified in this Section 8(d) shall affect only a particular series of Common Stock, then any adjustment in respect thereof shall be computed as though all reference to Common Stock were to such series of Common Stock. To the extent that any occurrence specified in this Section 8(d) shall affect a particular series of Common Stock differently from other series of Common Stock, then any adjustment in respect thereof shall be computed separately for each series of Common Stock.

                  (e) The Company shall be entitled to make such adjustments in the Conversion Rate, in addition to those required by Section 8, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or securities or distributions of securities convertible into or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

                  (f) The Company may from time to time reduce the Conversion Rate by an amount for any period of time if the period is at least 20 days or such longer period as required by law and if the reduction is irrevocable during the period; provided, however, that in no event may the Conversion Rate be reduced such that the Conversion Price is less than the par value of a share of Common Stock.

                  (g) Whenever the Conversion Rate is adjusted, the Company shall promptly file with the Transfer Agent an Officers' Certificate briefly stating the facts requiring the adjustment and the manner of computing it.

                  (h) The Company shall provide to the Holders reasonable notice of any event that would result in an adjustment to the Conversion rate so as to permit the Holders to effect a conversion of Convertible Preferred Stock into shares of Common Stock prior to the occurrence of such event.

         9. CERTAIN COVENANTS.

                  (a) PAYMENTS FOR CONSENT. Neither the Company nor any of its subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of dividend or other distribution, fee or otherwise, to any Holder of shares of the Convertible Preferred Stock for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Certificate of Designation or the Convertible Preferred Stock unless such consideration is offered to be paid and is paid to all Holders of the Convertible Preferred Stock that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

                  (b) REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any shares of the Convertible Preferred Stock are outstanding, the Company shall furnish to the Holders of the Convertible Preferred Stock (i) as soon as practicable after the end of each fiscal year of the Company a consolidated balance sheet, as at the end of such fiscal year, a consolidated statement of operations for such year and a consolidated statement of cash flows for such year, accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Board of Directors; (ii) as soon as practicable after the end of each quarterly accounting period of the Company, a consolidated balance sheet of the Company as of the end of each such fiscal quarter, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date as well as any additional information necessary to satisfy the information requirements of Rule 144A(d)(4) promulgated under the Securities Act of 1933, as amended. In the event the Company has filed any such report with the Commission, it shall not be obligated to separately furnish the report to any Holder unless and until such Holder requests a copy of the report.

         10. REISSUANCE OF CONVERTIBLE PREFERRED STOCK. Shares of Convertible Preferred Stock redeemed for or converted into Common Stock or that have been reacquired in any manner shall not be reissued as shares of Convertible Preferred Stock and shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that so long as any shares of Convertible Preferred Stock are outstanding, any issuance of such shares must be in compliance with the terms hereof.

         11. BUSINESS DAY. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment redemption or exchange shall be made on the immediately succeeding Business Day,

         12. AMENDMENT, SUPPLEMENT AND WAIVER. The Company may amend this Certificate of Designation with the affirmative vote or consent of the holders of a majority of the shares of Convertible Preferred Stock then outstanding (including votes or consents obtained in connection with a tender offer or exchange offer for the Convertible Preferred Stock) and, except as otherwise provided by applicable law, any past default or failure to comply with any provision of this Certificate of Designation may also be waived with the consent of such holders. Notwithstanding the foregoing, however, without the consent of each Holder affected, an amendment (including any amendment or restatement of the Company's Certificate of Incorporation) or waiver may not (with respect to any shares of the Convertible Preferred Stock held by a non-consenting Holder);
(i) alter the voting rights with respect to the Convertible Preferred Stock or reduce the number of shares of the Convertible Preferred Stock whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the Liquidation Preference of any share of the Convertible Preferred Stock or adversely alter the provisions with respect to the redemption of the Convertible Preferred Stock, (iii) reduce the rate of or change the time for payment of dividends on any share of the Convertible Preferred Stock, (iv) waive a default in the payment of dividends on the Convertible Preferred Stock, (v) make any share of the Convertible Preferred Stock payable in money other than United States dollars, (vi) make any change in the provisions of the Certificate of Designation relating to waivers of the rights of Holders of the Convertible Preferred Stock to receive the Liquidation Preference, to receive dividends on the Convertible Preferred Stock or (vii) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any Holder of the Convertible Preferred Stock, the Company may (to the extent permitted by, and subject to the requirements of, Delaware law) amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the Convertible Preferred Stock in addition to or in place of certificated shares of the Convertible Preferred Stock, to make any change that would provide any additional rights or benefits to the Holders of the Convertible Preferred Stock or to make any change that the Board of Directors determines, in good faith, is not materially adverse to Holders of the Convertible Preferred Stock or is required for the Company to comply with the Indenture as in effect on the Issue Date.

         13. TRANSFER AND EXCHANGE. When Convertible Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Convertible Preferred Stock or to exchange such Convertible Preferred Stock for an equal number of shares of Convertible Preferred Stock of other authorized denominations, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met and such transfer or exchange is in compliance with applicable laws or regulations.

         14. CERTAIN DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (and (1) terms defined in the singular have comparable meanings when used in the plural and vice versa,
(2) "including" means including without limitation, (3) "or" is not exclusive and (4) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles as in effect on Issue Date and all accounting calculations will be determined in accordance with such principles), unless the content otherwise requires:

         "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, the specified Person, (ii) any other Person that owns, directly or indirectly, 10% or more of the specified Person's Voting Stock or (iii) any executive officer or director of the specified Person.

         "Board of Directors" mean the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board.

         "Business Day" means each day which is not a legal holiday.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such Person's capital stock, including Preferred Stock, and any and all rights (other than any evidence of indebtedness), warrants or options exchangeable for or convertible into such capital stock.

         "Closing Price" means on any day the reported last sale price on such day, or in case no sale takes place on such day, the average of the reported closing bid and ask prices on the principal national securities exchange (which shall include the Nasdaq National Market) on which such stock is listed or admitted to trading (and if the Common Stock is listed or admitted to trading on more than one U.S. national or non-U.S. securities exchange, the Company shall determine, in its reasonable discretion, the principal securities exchange on which such Common Stock is listed or admitted to trading), or if not listed or admitted to trading on any securities exchange, the average of the closing bid and ask prices as furnished by any independent registered broker-dealer firm, selected by the Company for that purpose, in each case adjusted for any stock split during the relevant period.

         "Commission" means the Securities and Exchange Commission.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Holders" means the registered holders from time to time of the Convertible Preferred Stock.

         "Market Price," for any security as of any date, means the average of the daily Closing Price for the five consecutive trading days ending on such date for such security or, if no Closing Prices are available for such security, the current market value shall be an amount equal to the fair market value of such security determined in the good faith judgment of the Board of Directors of the Company.

         "Officers' Certificate" means a certificate signed by two officers of the Company.

         "Paying Agent" means the paying agent for the Convertible Preferred Stock appointed by the Company, which initially shall be Mellon Investor Services.

         "Permitted Holders" means (i) AIG/SUN America Investments, Inc., (ii) American General, (iii) AIM Capital Management, (iv) American Express Financial Advisors, (v) Goldman, Sachs & Co. Special Situations Investing, (vi) LC Capital Partners, LP, (vii) Lehman Brothers, (viii) Lord Abbett, (ix) Mackay Shields,
(x) Morgan Stanley Asset Management, (xi) Oppenheimer Funds, (xii) Putnam Investments, (xiii) Romulus Holdings, Inc., (xiv) Triage Capital Management,
(xv) Commonwealth Advisors, Inc., (xvi) Lutheran Brotherhood, (xvii) Lampe Conway & Co. LLC, (xviii) Bay Harbour Management, (xix) Loeb Partners Corp., and
(xx) with respect to each of the foregoing, any majority-owned Affiliate thereof.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, and including, without limitation, all classes and series of preferred or preference stock of such Person.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Trading Day" means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

         "Transfer Agent" means the transfer agent for the Convertible Preferred Stock appointed by the Company, which initially shall be Mellon Investor Services.

         "Voting Stock" means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person."

         IN WITNESS WHEREOF, said Globix Corporation, has caused this Certificate of Designation to be signed by Peter K. Stevenson, its President and Chief Executive Officer, this 7th day of March, 2005.

                                    GLOBIX CORPORATION



                                    By:  /s/ Peter K. Stevenson
                                         ----------------------
                                    Name: Peter K. Stevenson
                                    Title: President and Chief Executive Officer